Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DEVELOPMENT AND LICENSE AGREEMENT

between

M & P Patent AG, c/o Fundationsanstalt, Heiligkreuz 6, 9490 Vaduz, Liechtenstein

(the "Licensor")

and

Urigen Pharmaceuticals, Inc., 875 Mahler Road, Suite 235, Burlingame, CA 94010, USA

(the "Licensee")

(each a "Party" and collectively the "Parties")

concerning

rights pertaining to Licensor's product NASOBOL®

INDEX

1.	DEFINITIONS	2

2.	LICENSE	2

3.	DEVELOPMENT	2

4.	COMMERCIALIZATION	2

5.	PAYMENTS AND ROYALTIES	2

6.	REPORTS AND RECORDS	2

7.	PATENT AND TRADEMARK REGISTRATION AND MAINTENANCE	2

8.	INFRINGEMENT, VALIDITY CHALLENGES AND THIRD PARTY RIGHTS	2

9.	INDEMNIFICATION	2

10.	WARRANTIES, LIABILITY AND DISCLAIMER	2

11.	TERM AND TERMINATION	2

12.	MISCELLANEOUS	2

13.	GOVERNING LAW AND DISPUTE RESOLUTION	2

PREAMBLE

Licensor is established as a company limited by shares in accordance with the laws of Liechtenstein.

Licensor holds patents, trade marks and other intellectual property rights pertaining to an intranasal testosterone product (including the device for its administration) in development for the treatment of male hypogonadism.

Licensee is a stock corporation established in accordance with the laws of Delaware and listed on the OTCBB under the stock symbol URGP. Licensee has an authorized capital stock of two hundred million (200,000,000) shares of which one hundred ninety million (190,000,000) shares of a nominal value of zero point zero zero one United States Dollars (USD 0.001) each are common shares and ten million (10,000,000) shares of a nominal value of zero point zero zero one United States Dollars (USD 0.001) each are preferred shares. As of the date hereof, Licensee has sixty eight million two hundred eighty-nine thousand five hundred thirty-five (68,289,535) common shares and two hundred ten (210) preferred shares series B issued and outstanding.

Licensee specializes in the design and implementation of medicinal products for patients with urological ailments.

Licensee desires to obtain from Licensor, and Licensor is willing to grant Licensee, the right to develop the Product in cooperation with Licensor and to commercialize it on an exclusive basis.

Therefore, the Parties have come to the following agreement:

1.	DEFINITIONS

Terms used in this Agreement, unless otherwise specified, shall have the following meanings:

Affiliate
Any corporation or other legal entity controlling, controlled by or under common control with the respective legal entity, whereby the term "control" shall mean direct or indirect ownership of at least fifty percent (50%) of the voting securities having the right to elect directors.

Agreement	This agreement together with the Annexes.

Annex	Any annex to this Agreement.

Claims	The Claims according to Section 9.1.

Commercial Sale	Any Transfer of the Product by Licensee, an Affiliate or Distributor to a Third Party following regulatory approval of said Product in the country where such Transfer took place.

Commercially Reasonable Efforts
Those efforts employed by the Parties, equivalent to that level of attention and care that they devote to their other businesses and products of similar commercial potential and at a similar stage of progress of development.

Confidential Information
With respect to a Party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such Party, is disclosed by such Party to the other Party pursuant to this Agreement and which a reasonable party would consider as confidential. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (i) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party, (ii) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party, (iii) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (iv) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party, (v) is independently developed without reference to the Confidential Information of the disclosing Party or (vi) is required to be disclosed by the receiving Party by applicable law or court order.

Development Plan	The Development Plan attached hereto as Annex 1.

Distributor(s)	Any Third Party who buys Products from Licensee or its Affiliates for Transfer, including Exclusive and Non-Exclusive Distributor(s).

Effective Date	The date when both Parties have signed this Agreement.

Exclusive Distributor(s)	Any Distributor who has been granted any exclusivity (e.g. sole-exclusive, semi-exclusive or co-exclusive) to sell the Product with respect to one or several countries in the License Territory.

FDA	The United States Food and Drug Administration.

FDA Approval	The formal and final approval of the NDA by FDA.

Gross Sales	Gross amount invoiced by:

(i)	Licensee or its Affiliates for Transfer of Product(s), including Transfer to Non-Exclusive Distributors, but excluding Transfer to Exclusive Distributors; and

(ii)	the Exclusive Distributors or their Affiliates for Transfer of Product(s).

In the case of a transfer of the Product between Licensee or an Exclusive Distributor, respectively, and any of its Affiliate(s), Gross Sales shall be based on the further Transfer of such Product by such transferee.

Holopack	HOLOPACK Verpackungstechnik GmbH, Bahnhofstrasse 20, D-73453 Abtsgmünd-Untergröningen.

Improvements
Any and all developments, inventions or discoveries of the Product in the License Field made by Licensor or its Affiliates, at any time during the term of this Agreement and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product.

IND
The investigational new drug application, as defined in the United States Federal Food, Drug and Cosmetic Act, filed by Licensor for the Product with the FDA (ref. no. 70,512), and any amendments or supplement thereto.

Initial Milestone Payment	The Initial Milestone Payment according to Section 5.1(ii).

Joint Development Steering Committee	The Joint Development Steering Committee according to Section 3.5.

Joint Marketing Committee	The Joint Marketing Committee according to Section 4.3.

Joint Patent	A Joint Patent according to Section 7.6.

Know-How	Preclinical data which are in Licensor's possession or control and required for Licensee to conduct the clinical trials and other development activities as provided by the Development Plan.

Licensee Indemnitee	A Licensee Indemnitee according to Section 9.2.

License Field	Nasal delivery of testosterone to males (excluding females).

License Territory	World-wide.

Licensor Indemnitee	A Licensor Indemnitee according to Section 9.1.

Marketing Authorization(s)	With respect to a country within the License Territory, the regulatory and other authorizations required to market and sell the Product in such country.

NDA	A new drug application, as defined in the United States Federal Food, Drug and Cosmetic Act, which covers the Product for the treatment of hypogonadism.

Net Sales	Gross Sales of the Product less applicable Sales Returns and Allowances. Net Sales and its components shall be determined in accordance with US GAAP, consistently applied.

Non-Exclusive Distributor(s)	Any Distributor who is not an Exclusive Distributor.

Party	Each party to this Agreement.

Patent Right(s)
Any right in or deriving from the patents and patent applications or the equivalent of such patents or applications including but not limited to any division, continuation, continuation-in-part (CIP), including any foreign patent application or letters patent or the equivalent thereof, issuing thereon or reissue, re-examination or extension thereof, which claim the priority of or claim substantially the same subject matter as disclosed in the patents and patent applications listed in Annex 2.

Product(s)
Licensor's intranasal testosterone product, referred to as NASOBOL® and identified by Licensor's product ref. no. 291007, composed of (i) Licensor's proprietary device 3319F-B03B60 specified in Annex 3 filled with (ii) Licensor's proprietary testosterone-preparation ref. no. 291007 specified in Annex 4, and any Improvements thereto. For the sake of clarity, the term "Product" always means the combination product of Licensor's device and Licensor's testosterone preparation and not each of these components separately.

Reporting Period	Each three (3) month period ending March 31, June 30, September 30 and December 31 in each calendar year.

Reports	The Reports according to Section 6.3.

Revenue-Independent Fees
Any payments from a Distributor to Licensee which are (i) attributable to the Product or any right granted in connection with the Product and (ii) not identified as Gross Sales; provided that such payments have actually been received by Licensee.

Royalties	The Royalties according to Section 5.2.

Royalty Ceiling	The Royalty Ceiling according to Section 5.4.

Royalty Period
With respect to (i) the first Royalty Period, the period beginning on the date of the first Marketing Authorization and ending at the end of the Reporting Period in effect twelve (12) months thereafter and (ii) each subsequent Royalty Period, the twelve (12) month period beginning on the day following the end of the first Royalty Period and each succeeding twelve (12) month period thereafter.

Sales Returns and Allowances
Sum of (a) and (b), where (a) is a provision, determined by Licensee or an Exclusive Distributor, respectively, under US GAAP for Transfer of the Product in the License Territory for (i) trade, cash and quantity discounts on the Product (other than price discounts granted at the time of invoicing and which are already included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold Products or for rebates or retroactive price reductions (including rebates and chargebacks based upon statutory or governmental regulations), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount for the Product, as adjusted for rebates and refunds (excluding income and franchise taxes), (iv) charges for freight and insurance directly related to the distribution of the Product, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement, promotional samples, indigent patient and any other sales programs for the Product to the extent the sale of the Product was included in Gross Sales and the credit is applied against such Gross Sales and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by Licensee or an Exclusive Distributor, respectively, in the License Territory for items (i), (ii), (iii), (iv) and (v) in clause (a) in a calendar year.

Section	Any section of this Agreement.

Sublicensee(s)
Holopack and/or any other contract manufacturer determined in accordance with the terms and conditions of this Agreement which is granted a sublicense by Licensee to manufacture the Product for Licensee in accordance with the terms and conditions of this Agreement.

Third Party	Any entity other than Licensor, Licensee, or their Affiliates.

Trademark(s)	Licensor's trademark NASOBOL® or any other trademark that is both (a) determined by the Joint Marketing Committee and (b) registered and owned by Licensor.

Transfer	Any sale, for value in the form of cash or otherwise, of the Product to a Third Party.

USA	The United States of America.

US GAAP	United States Generally Accepted Accounting Principles, consistently applied.

Valid Claim
A claim of an unexpired, issued patent included in the Patent Rights that has not been held to be invalid by a final judgment of a court of competent jurisdiction or decision of a governmental agency from which no appeal can be taken.

2.	LICENSE

2.1	Grant of License

(i)
Subject to the terms and conditions set forth by this Agreement, Licensor hereby grants to Licensee in the License Field in the License Territory an exclusive and royalty-bearing license to any and all of the Patent Rights, Know-How and Trademarks to:

(a)	develop the Product in accordance with the Development Plan;

(b)	manufacture and have manufactured the Product by Sublicensee(s); and

(c)	commercialize and sell the Product.

(ii)	Unless stated otherwise by this Agreement, the exclusivity granted by Licensor to Licensee in Section 2.1(i) shall be effective also with regard to Licensor and its Affiliates.

(iii)
The license grant pursuant to Section 2.1(i) shall include the grant of said license to any Affiliate of Licensee, provided that such Affiliate shall assume the same obligations as those of Licensee and be subject to the same terms and conditions hereunder and further provided that Licensee, jointly with said Affiliate, shall be responsible to Licensor for the proper performance by said Affiliate of any and all terms and conditions and obligations set forth by this Agreement.

(iv)
The license grant pursuant to Section 2.1(i) shall include Licensee's right to sell the Products to Distributors; provided, however, that so long as the Royalty Ceiling is not achieved in accordance with Section 5.4 or 11.5 (a) any Exclusive Distributors are determined by the Joint Marketing Committee and (b) the agreement between Licensee and the respective Distributor is (aa) made in writing, (bb) is concluded at arms-length conditions, (cc) requires the Distributor to sell the Product under the Trademark(s), (dd) requires the Distributor to deliver to Licensee commercial sales reports with respect to the Product at the end of each Reporting Period, (ee) is consistent with the terms of this Agreement and (ff) incorporates terms and conditions sufficient to enable Licensee to comply with this Agreement. Licensee may not delegate to any Distributor its responsibility to file and maintain the applications for Marketing Authorizations pursuant to the terms and conditions of this Agreement unless (a) the Joint Marketing Committee approves such delegation and (b) Licensee procures by written agreement that such delegee holds any Marketing Authorization only on a trust basis, i.e., in the name and on behalf of Licensee. Licensee shall, promptly upon execution thereof, submit to Licensor a copy of any agreement entered into with any Distributor. Upon termination of this Agreement for any reason, any agreements with any Distributor shall be addressed in accordance with Section 11.7.

(v)
So long as the Royalty Ceiling is not achieved in accordance with Section 5.4 or 11.5, the license grant pursuant to Section 2.1(i) shall exclude Licensee's right to make any modifications or alterations of the Product without the prior approval of the Joint Development Steering Committee.

(vi)
Subject to this Section 2 and so long as the Royalty Ceiling is not achieved in accordance with Section 5.4 or 11.5, the license grant pursuant to Section 2.1(i) shall exclude Licensee's right to grant sublicenses of the rights under Section 2.1(i).

2.2
Sublicenses. The Parties agree that the Product shall be manufactured by Holopack and/or any other Sublicense(s) determined by the Joint Marketing Committee. Licensee shall use Commercially Reasonable Efforts to enter into respective agreement(s) with such Sublicensee(s) and Licensor shall use Commercially Reasonable Efforts to support Licensee in entering into such agreement(s).

3.	DEVELOPMENT

3.1	Development Plan. The Product shall be developed in accordance with the Development Plan attached hereto as Annex 1.

3.2	Licensor's Responsibilities. Licensor shall have the following responsibilities in connection with the development of the Product:

(i)	make Commercially Reasonable Efforts to assist and support Licensee in conducting the development work under the Development Plan;

(ii)	make accessible to Licensee within thirty (30) days after payment of the Initial Milestone Payment the Know-How in a form reasonably usable by Licensee;

(iii)
authorize Licensee, including without limitation by providing the required declarations and powers of attorney, as the case may be, to use the IND to conduct the development work under the Development Plan; and

(iv)
transfer the IND to Licensee upon receipt of the Initial Payment and (a) Urigen issues a purchase order for the validation study, phase II PK study and the safety study listed in Annex 1 or (b) pays the costs incurred by the Licensor in with accordance Section 3.6(ii)..

3.3	Licensee's Responsibilities. Licensee shall have the following responsibilities in connection with the development of the Product:

(i)	make Commercially Reasonable Efforts to perform the development work provided by the Development Plan, including, without limitation, to conduct all clinical trials required for the filing of the NDA;

(ii)	make Commercially Reasonable Efforts to get any and all information and data relating to the Product which are required to get Marketing Authorizations others than the FDA Approval;

(iii)	keep Licensor informed about the activities under the Development Plan and make Licensee accessible any and all results derived from the work under the Development Plan;

(iv)	copy Licensor on all correspondence with regulatory authorities and invite the Licensor members of the Joint Development Steering Committee to attend the meetings with such regulatory authorities; and

(v)
subject to the approval of the Joint Development Steering Committee pursuant to Section 3.5(iii)(f), refrain from using (a) the Product, (b) the Know-How and (c) any Product-related data generated under this Agreement for any activity other than the activities foreseen by the Development Plan.

3.4
Development Work Prior to Initial Milestone Payment. Notwithstanding anything to the contrary in this Section 3, Licensor shall have final decision authority on and be responsible for any development work in relation to the Product conducted in accordance with the Development Plan and performed prior to the payment of the Initial Milestone Payment. With respect to costs incurred by Licensor in connection with such development work, Section 3.6(ii) applies.

3.5	Joint Development Steering Committee. Licensor and Licensee shall establish a joint committee to coordinate and oversee the execution of the Development Plan.

(i)
Members. The Joint Development Steering Committee shall consist of four (4) members, two (2) members from each Party. Licensee shall designate one (1) of its members as chairperson of the Joint Development Steering Committee.

(ii)	Responsibilities of the Chairperson. The chairperson of the Joint Development Steering Committee shall:

(a)	call meetings of the Joint Development Steering Committee;

(b)	establish the agenda for each meeting of the Joint Development Steering Committee; and

(c)	inform the members on progress made on the development of the Product upon request of any member and at each meeting of the Joint Development Steering Committee.

(iii)	Responsibilities. The Joint Development Steering Committee shall:

(a)	review and oversee the development of the Product as provided by the Development Plan;

(b)	plan, schedule, review and evaluate the clinical trials as provided by the Development Plan;

(c)	decide on any amendment or alteration of the Development Plan;

(d)	approve any extension of the period for the filing of the NDA;

(e)	decide on any modifications or alterations of the Product;

(f)
approve uses of the Product, the Know-How and the Product-related data generated in connection with the development of the Product in accordance with the Development Plan for any activity other than the activities foreseen by the Development Plan; and

(g)	decide on any other subject matter within the scope of the Development Plan.

(iv)
Meetings. The Joint Development Steering Committee shall meet on an as needed basis on such dates and at such times as the Parties shall agree; provided, however, that Licensor shall have the right to request up to two such meetings in every calendar year. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree.

(v)
Decisions. All decisions of the Joint Development Steering Committee on matters pursuant to Section 3.5(iii) shall be made unanimously by the members (or their designees) present at any meeting. Such decisions shall require at least one (1) member of each Party being present at such meeting. However, with respect to development matters in dispute between the Parties which are (a) not referred to in Section 3.5(iii) and (b) outside the scope of the Development Plan, Licensee shall have final decision authority after due consultation with Licensor.

(vi)
Expenses. Licensee shall be responsible for all travel (business class or equivalent) and related costs and expenses for all members, designees and invitees to attend meetings of, and otherwise participate on, the Joint Development Steering Committee.

3.6	Costs

(i)	Costs. Licensee shall fund the work to be performed pursuant to the Development Plan as provided thereby and bear all costs in connection with the execution of the Development Plan.

(ii)
Costs Incurred Prior to Initial Milestone Payment. Costs incurred by Licensor in connection with the execution of the Development Plan prior to the payment of the Initial Milestone Payment shall be reimbursed by Licensee at the time of the payment of the Initial Milestone Payment together [***] to compensate for Licensor's risk.

4.	COMMERCIALIZATION

4.1	Licensor's Responsibilities

(i)
Upon payment of the Initial Milestone Payment, subject to strict confidentiality pursuant to the terms set forth herein, Licensee may use all equipment listed in Annex 5 hereto free of charge at the premises of Holopack. For the avoidance of doubt, Licensee is responsible to procure the equipment required for scaling-up the manufacture of the Product. Licensee's aforementioned right may not impede the development and/or production by Licensor of products other than the Product.

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[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

(ii)	Licensor has no obligation to fulfill production contracts for Licensee.

4.2	Licensee's Responsibilities. Licensee shall have the following responsibilities in connection with the commercialization of the Product:

(i)
file the NDA [***]; however, in the event the FDA requires, instead of the PK study provided by the Development Plan, a clinical end point study (i.e., a study including primary parameters on efficacy), such period is automatically extended [***] and, thereafter, such period may only be extended by the Joint Development Steering Committee pursuant to Section 3.5(iii)(d), whereby it is understood that the grant of such extension is subject to the Joint Development Steering Committee's unanimous decision;

(ii)	file and maintain with the European Medicines Agency (EMEA) within [***] after the filing date of the NDA the application for European Marketing Authorization;

(iii)
file and maintain within [***] after the filing date of the NDA all applications for Marketing Authorizations in such other countries where Licensee wishes to exercise the license rights granted under this Agreement;

(iv)	manufacture and, as the case may be, have manufactured the Product in accordance with the terms and conditions of this Agreement;

(v)	sell the Product under one or several Trademark(s);

(vi)
make Commercially Reasonable Efforts to perform the required marketing activities (such as quarterly plans of action, continuing medical education programs, direct-to consumer advertising and public relations campaigns in relation to the Product); and

(vii)
subject to the approval of the Joint Marketing Committee pursuant to Section 4.3(iii)(e), refrain from using (a) the Product, (b) the Know-How, (c) any Product-related data generated in connection with the development of the Product in accordance with the Development Plan and (d) any Product-related data generated in connection with the commercialization of the Product for any other activity than the commercialization of the Product in accordance with the terms and conditions of this Agreement.

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[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

4.3	Joint Marketing Committee. Licensor and Licensee shall establish a joint committee to approve, coordinate and oversee the commercialization of the Product (the "Joint Marketing Committee").

(i)
Members. The Joint Marketing Committee shall consist of four (4) members, two (2) members from each Party. Licensee shall designate one (1) of its members as the chairperson of the Joint Marketing Committee.

(ii)	Responsibilities of the Chairperson. The chairperson of the Joint Marketing Committee shall:

(a)	call meetings of the Joint Marketing Committee;

(b)	establish the agenda for each meeting of the Joint Marketing Committee; and

(c)	inform the members on progress made on the commercialization of the Product upon request of any member and at each meeting of the Joint Marketing Committee.

(iii)	Responsibilities. The Joint Marketing Committee shall:

(a)	determine the Trademark(s) under which the Product shall be sold;

(b)	determine the Exclusive Distributor(s) pursuant to Section 2.1(iv);

(c)	approve the delegation of Licensee's responsibility to file and maintain an application for Marketing Authorization to a Distributor pursuant to Section 2.1(iv);

(d)	determine the Sublicensee(s) pursuant to Section 2.2; and

(e)
approve uses of the Product, the Know-How, the Product-related data generated in connection with the development of the Product in accordance with the Development Plan and the Product-related data generated in connection with the commercialization of the Product for any activity other than the commercialization of the Product in accordance with the terms and conditions of this Agreement.

(iv)
Meetings. The Joint Marketing Committee shall meet on an as needed basis on such dates and at such times as the Parties shall agree; provided, however, that Licensor shall have the right to request up to two such meetings in every calendar year. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree.

(v)
Decisions. All decisions of the Joint Marketing Committee, including without limitation on matters pursuant to Section 4.3(iii), shall be made unanimously by the members (or their designees) present at any meeting. Such decisions shall require at least one (1) member of each Party being present at such meeting. However, with respect to marketing matters not addressed in Section 4.3(iii) which are in dispute between the Parties, Licensee shall have final decision authority after due consultation with Licensor.

(vi)
Expenses. Licensee shall be responsible for all travel (business class or equivalent) and related costs and expenses for all members, designees and invitees to attend meetings of, and otherwise participate on, the Joint Marketing Committee.

4.4
Marketing Authorizations. Subject to Section 11.6(iii), all Marketing Authorizations (and applications therefore and rights thereto) for the Product shall be applied for in the name of, and shall be owned exclusively, by Licensee.

4.5	Costs. Licensee shall bear all costs in connection with the commercialization of the Product.

5.	PAYMENTS AND ROYALTIES

5.1
Milestone Payments. Licensee shall pay Licensor the following non-refundable milestone payments to be paid or transferred, respectively, only once irrespective of the number of times a milestone has been achieved:

(i)
[***]of restricted common shares of Licensee upon the execution of this Agreement, to be transferred within ten (10) working days after the Effective Date and to be freely disposable by Licensor in accordance with the Securities Act of 1933 and Securities and Exchange Commission rules and regulations;

(ii)	[***];

(iii)	[***]; and

(iv)	[***].

5.2
Royalty. Licensee shall pay Licensor within sixty (60) days after the end of each Royalty Period the following royalties on the Net Sales of all Products which are manufactured or Transferred in any country in the License Territory during the respective Royalty Period based on cumulated Net Sales in such Royalty Period (the "Royalties"):

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[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

(i)	zero percent (0%) on the cumulated Net Sales from zero United States Dollars (USD 0) to thirty million United States Dollars (USD 30,000,000);

(ii)	five percent (5%) on the cumulated Net Sales from thirty million one United States Dollars (USD 30,000,001) to sixty million United States Dollars (USD 60,000,000);

(iii)	twelve percent (12%) on the cumulated Net Sales from sixty million one United States Dollars (USD 60,000,001) to one hundred million United States Dollars (USD 100,000,000);

(iv)	sixteen percent (16%) on the cumulated Net Sales from one hundred million one United States Dollars (USD 100,000,001) to two hundred million United States Dollars (USD 200,000,000);

(v)	twenty percent (20%) on the cumulated Net Sales from two hundred million one United States Dollars (USD 200,000,001) to three hundred million United States Dollars (USD 300,000,000); and

(vi)	twenty-five percent (25%) on the cumulated Net Sales above three hundred million United States Dollars (USD 300,000,00).

5.3
Participation in Revenue-Independent Fees. In addition to the payments pursuant to Section 5.2, Licensee shall pay Licensor within thirty (30) days after the end of each Reporting Period twenty-five percent (25%) of all Revenue-Independent Fees in the respective Reporting Period.

5.4
Royalty Ceiling. Licensee's obligation to pay Royalties shall cease if the cumulative Royalties, excluding (i) the milestone payments pursuant to Section 5.1 and (ii) the participation in Revenue-Independent Fees pursuant to Section 5.3 have reached one hundred fifty million United States Dollars (USD 150,000,000; the "Royalty Ceiling"). Upon achievement of the Royalty Ceiling, the exclusive licenses granted to Licensee under Section 2 shall be automatically and without further notice deemed fully paid-up, freely assignable and sublicensable and shall irrevocably be granted until the date on which all Valid Claims included in the Patent Rights have expired in all countries of the License Territory.

5.5	Form of Payment. All payments due to Licensor under this Agreement shall be payable in United States Dollars and shall be transferred by wire to:

Bank:	Centrum Bank, FL 9490 Vaduz
Account:	072 1100 A 000 U
IBAN:	LI 610880-8072-1100-A-000-U
Address of holder:	M et P Patent AG, FL 9490 Vaduz

5.6
Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Royalty Period to which such payment was incurred and until payment thereof at a per annum rate equal to five percent (5%). Any such overdue payments when made shall be accompanied by all interest so accrued.

5.7
Taxes and Withholding. Licensor shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Licensee will (i) deduct those taxes from the remittable payment (ii) timely pay the taxes to the proper taxing authority and (iii) send proof of payment to Licensor within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. Licensee agrees to make all lawful and reasonable efforts to minimize such taxes to Licensor. If Licensee is so required then Licensor and Licensee shall co-operate in all respects and take all reasonable steps to lawfully avoid payment of any such withholding taxes. Licensor shall provide Licensee prior to any payments under this Agreement, with all necessary forms or documentation required to claim the exemption from such withholding taxes.

5.8
Foreign Exchange. The currency for all accounting to be made under this Agreement shall be United States Dollars. Except as the Parties otherwise mutually agree, the Reports shall be translated into United States Dollars using the currency exchange rates quoted by Bloomberg, a service of Bloomberg L.P., or in the event Bloomberg is not available, then The Wall Street Journal, on the last business day of the applicable calendar month or calendar quarter, as applicable. Payments shall be made in United States Dollars, using the currency exchange rates quoted by Bloomberg, a service of Bloomberg L.P., or in the event Bloomberg is not available, then The Wall Street Journal for the average monthly rate of exchange.

6.	REPORTS AND RECORDS

6.1
Progress Reports. At the end of each Reporting Period, Licensee shall report in writing to Licensor on progress made on research and development, status of applications for regulatory approvals, manufacturing and sublicensing.

6.2
Milestone Achievement Notification. Licensee shall report to Licensor the dates on which it achieves the milestones set forth in Sections 5.1(iii) and 5.1(iv) within ten (10) days of each such occurrence.

6.3
Commercial Sales and Revenue-Independent Fees Reports. Licensee shall deliver reports to Licensor within ten (10) days after the end of each Reporting Period (the "Reports"). Each report shall contain:

(i)	Net Sales for the applicable Reporting Period in each territory;

(ii)	amount of all Revenue-Independent Fees for the applicable Reporting Period;

(iii)	total Royalties payable on Net Sales in United States Dollars; and

(iv)	total participation of Licensor in the Revenue-Independent Fees in United States Dollars.

If no amounts are due to Licensor for any Reporting Period, the report shall so state.

6.4	Records Retention; Audit

(i)
Records. Commencing as of the date of the first Commercial Sale, Licensee shall keep at Licensee's headquarters for at least three (3) years from the end of the Royalty Period to which they pertain complete and accurate records of sales of the Product by Licensee, its Affiliates and the Exclusive Distributor(s), in sufficient detail to allow the accuracy of the Royalties to be confirmed.

(ii)
Audit. Subject to the other terms of this Section 6.4(ii), at the request of Licensor, upon at least ten (10) business days' prior written notice, and at its sole expense (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect the relevant records required to be maintained by Licensee under Section 6.4(i) at the headquarter of the Licensee during regular business hours. At Licensor's request, the accountant shall be entitled to audit the then-preceding three (3) years of Licensee's records for purposes of verifying Licensee's calculations of the Royalties, provided that no year shall be audited more than once. At Licensee's request, the accountant shall enter into a confidentiality agreement with both Parties limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes of this Section 6.4. Results of any such audit and at a Party's request the working papers for such audit shall be made available to both Parties and such results shall be binding on both Parties. If any such audit reveals a deficiency in the calculation of Royalties resulting from any underpayment by Licensee, Licensee shall promptly pay Licensor the amount remaining to be paid (plus interest thereon at the rate provided in Section 5.6), and if such underpayment is by five percent (5%) or more, Licensee shall pay the costs and expenses of the audit. If such audit reveals overpayments by Licensee in any year, such amounts shall promptly be refunded by Licensor to Licensee (plus interest thereon at the rate provided in Section 5.6).

7.	PATENT AND TRADEMARK REGISTRATION AND MAINTENANCE; OWNERSHIP AND INVENTIONS

7.1	Responsibility. Licensor shall have the sole responsibility to register and maintain the registrations of the Patent Rights and Trademarks.

7.2	Information. Licensor shall keep Licensee reasonably informed of all filings and payments in connection with the registrations and maintenance of the Patent Rights and Trademarks.

7.3	Costs. Licensor shall bear all costs in connection with the registration and maintenance of the Patent Rights and Trademarks.

7.4
Ownership. Each Party shall remain the sole owner or licensee, as applicable, of all technology, discoveries, patent applications, patents, trade secrets and inventions owned or controlled by such Party on the Effective Date and shall have no rights in or to technology, discoveries, patent applications, patents, know-how and inventions owned by the other Party except as specifically provided by this Agreement.

7.5
Product-Related Inventions. The entire right and title in all technology relating to the Product and arising out of work performed by the Parties in the course of conducting activities pursuant to this Agreement conceived by employees or others acting on behalf of Licensor, Licensee or their Affiliates shall be owned solely by Licensor, subject to Licensee's exclusive rights hereunder. Licensee hereby assigns to Licensor without further compensation all of Licensee's right with respect to such Product-related inventions. To ensure Licensor's ownership of such Product-related inventions, Licensee shall promptly disclose each such Product-related invention to Licensor and, without disclosing the same to others, communicate to Licensor all available information relating to such Product-related inventions.

7.6
Other Inventions. Subject to Section 7.5, the entire right and title in all technology out of work performed by the Parties in the course of conducting activities pursuant to this Agreement (i) conceived by employees or others acting solely on behalf of Licensor or its Affiliates shall be owned solely by Licensor, subject to Licensee's exclusive rights hereunder (ii) conceived by employees or others acting solely on behalf of Licensee or its Affiliates shall be owned solely by Licensee, and (iii) conceived by employees or others acting jointly on behalf of Licensor and Licensee, or their respective Affiliates, shall be owned solely by Licensor, subject to Licensee's exclusive rights hereunder. The Joint Development Steering Committee will determine the Party responsible for prosecuting patent applications relating to jointly owned technology. The preparation, filing and prosecution of patent application(s) relating to any jointly owned technology, and the maintenance and prosecution of any patent(s) resulting there from (a "Joint Patent"), shall be performed by counsel mutually acceptable to the Parties and costs for such preparation, filing, prosecution and maintenance shall be borne equally by the Parties. In the event either Party becomes aware of any actual or threatened infringement in the License Territory of any claim of a Joint Patent, that Party shall promptly notify the other and shall promptly discuss how to proceed in connection with such actual or threatened infringement. In the event that only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the co-owner of such Joint Patent is necessary or indispensable to such proceedings. Subject to Licensee's exclusive rights hereunder, each Party shall have the right to practice any jointly owned technology as provided under applicable law, and with respect thereto, neither Party shall have a duty to account for revenues or profits earned in respect of the uses and exploitation of such inventions jointly owned by such Party to the other joint owner(s).

8.	INFRINGEMENT, VALIDITY CHALLENGES AND THIRD PARTY RIGHTS

8.1	Infringement

(i)
Notice of Infringement. Each Party shall promptly report in writing to the other Party during the term of this Agreement any known or suspected infringement of any Patent Right or Trademark in the License Field and License Territory of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement or suspected infringement.

(ii)
Infringement Action by Licensor. Licensor shall have the sole right (but not the obligation), at its own costs and expense, to bring an infringement action or file any other appropriate action or claim directly related to infringement of a Patent Right or Trademark against any Third Party. If Licensor elects not to bring a suit against an alleged infringer, it shall inform Licensee and Licensee shall be entitled by Licensor to bring such infringement action by way of authority at Licensee's costs and expense. Licensor shall have the right to participate in and be represented in any suit under this Section 8.1(ii) by its own counsel at its own costs and expense.

(iii)	Mutual Information. The Parties shall keep each other reasonably informed of all material developments in connection with any proceedings under this Section 8.1.

8.2	Validity Challenges

(i)	Defense by Licensor. Licensor shall, at its own costs and expense, use its reasonable efforts to defend the Patent Rights and Trademarks against validity challenges of Third Parties.

(ii)
Defense by Licensee. In the event Licensor decides not to defend the Patent Rights or Trademarks as provided in Section 8.2(i), it shall inform Licensee thereof and Licensee shall be entitled by Licensor to conduct such litigation by way of authority at Licensee's costs and expense. Licensor shall have the right to participate in and be represented in any proceedings under this Section 8.2(ii) by its own counsel at its own costs and expense.

(iii)	Mutual Information. The Parties shall keep each other reasonably informed of all material developments in connection with any proceedings under this Section 8.2.

8.3	Third Party Rights

(i)
Notice of Infringement Allegation. If Licensee is alleged by a Third Party to infringe patent rights or trademarks of such Third Party based on the exploitation of the Patent Rights or Trademarks, Licensee shall promptly inform in writing Licensor about such allegation.

(ii)
Defense by Licensee. Licensee shall make Commercially Reasonable Efforts to defend against any assertions pursuant to Section 8.3(i) at its own costs and expense. Licensee shall keep Licensor reasonably informed of all material developments in connection with any suit under this Section 8.3(ii). Licensor shall have the right to participate in and be represented in any suit under this Section 8.3(ii) by its own counsel at its own costs and expense.

8.4
Conduct of Action; Costs. If required under applicable law in order for either Party to initiate or maintain a suit under this Section 8, the non-initiating Party shall join as a party to the suit, at the initiating Party's expense. The non-initiating Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the non-initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

8.5
Recovery. Any award paid by a Third Party as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either Party and then the remainder shall be divided between the Parties as follows:

(i)
if the amount is based on lost profits, (a) Licensee shall receive an amount equal to the damages the court determines Licensee has suffered as a result of the infringement less the amount of any Royalties and other payments that would have been due to Licensor on Net Sales lost by Licensee and any other lost opportunities as a result of the infringement and (b) Licensor shall receive an amount equal to the Royalties and other payments it would have received if such Net Sales had been made and such other opportunities captured by Licensee; and

(ii)	awards other than those based on lost profits shall inure to the benefit of the initiating Party.

8.6
Losses. The non-initiating Party shall not be liable for any losses incurred as the result of an action for infringement brought against the initiating Party as a result of the initiating Party's exercise of any right granted under this Agreement.

9.	INDEMNIFICATION

9.1
Indemnification by Licensee. Subject to Licensee’s indemnification rights under Section 9.2, Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (each an "LicensorIndemnitee") from and against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability; collectively the "Claims") concerning any Product developed, designed, tested preclinically or clinically, made, used or sold pursuant to any right or license granted under this Agreement or (ii) any breach of Licensee’s representations, warranties, covenants or other obligations hereunder or failure to comply with applicable law, except to the extent that the Claim results from gross negligent act or willful misconduct by an Licensor Indemnitee.

9.2
Indemnification by Licensor. Subject to Licensor's indemnification rights under Section 9.1, Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (each a "Licensee Indemnitee") from and against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Licensee Indemnitees or any one of them in connection with any Claims arising out of any breach of Licensor's representations and warranties pursuant to Sections 10.1, 10.3 and 10.4, except to the extent that the Claim results from gross negligent act or willful misconduct by a Licensee Indemnitee.

9.3
Procedure. As applicable, each indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified Party to defend against any Claim brought or filed against any Licensor or Licensee Indemnitee (as the case may be) with respect to the subject of indemnity contained herein, whether or not such Claims are rightfully brought. With respect to any Claim for indemnification under this Section 9, the Licensor or Licensee Indemnitees (as the case may be) shall:

(i)	promptly notify the indemnifying Party in writing of any Claim in respect of which the Licensor or Licensee Indemnitees (as the case may be) intend to seek such indemnification hereunder;

(ii)	provide the indemnifying Party sole control of the defense or settlement thereof; and

(iii)	provide the indemnifying Party, at the indemnifying Party's request and expense, with reasonable assistance and full information with respect thereto.

10.	WARRANTIES, LIABILITY AND DISCLAIMER

10.1	General. As of the Effective Date, each Party represents to the other Party that:

(i)
such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii)	such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)
this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. To the best knowledge of such Party, the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and

(iv)	there are no actions, suits or proceedings pending or, to its knowledge, threatened against it or its Affiliates that affect its ability to carry out its obligations under this Agreement.

10.2
Restricted Shares in Licensee. Licensee represents to Licensor that the shares to be transferred to Licensor by Licensee pursuant to Section 5.1(i) are subject to the U.S. Federal Securities Act of 1933. Licensor understands that such shares are characterized as "restricted securities" under U.S. federal securities laws inasmuch as they are being acquired from the Licensor in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the U.S. Federal Securities Act of 1933only in certain limited circumstances. Licensor agrees to resell such shares only in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Federal Securities Act of 1933, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the U.S. Federal Securities Act of 1933. Licensor understands that the shares have not been registered under the Securities Act and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Shares unless (i) pursuant to an effective registration statement under the U.S. Federal Securities Act of 1933, as amended, (ii) such holder provides Licensee with an opinion of counsel, in form and substance reasonably acceptable to Licensee, to the effect that a sale, assignment or transfer of the Shares may be made without registration under the U.S. Federal Securities Act of 1933 and the transferee agrees to be bound by the terms and conditions of this Agreement, (iii) such holder provides Licensee with reasonable assurances (in the form of seller and broker representation letters) that the Shares can be sold pursuant to Rule 144 promulgated under the U.S. Federal Securities Act of 1933, (iv) pursuant to Rule 144(k) promulgated under the U.S. Federal Securities Act of 1933 following the applicable holding period, or (v) in accordance with the provisions of Regulation S. Licensor further understands that, except as provided below, certificates evidencing the shares may bear the following or any similar legend: "The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the U.S. Federal Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k), (iii) such securities may be sold pursuant to Regulation S, or (iv) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the U.S. Federal Securities Act of 1933 or qualification under applicable state securities laws. Hedging transactions involving the securities represented hereby may not be conducted unless in compliance with the U.S. Federal Securities Act of 1933."

10.3	Licensor's Patent Rights, Trademarks and IND. As of the Effective Date, Licensor represents to Licensee that to the best of Licensor's knowledge:

(i)	Licensor is the sole owner of all right, title and interest in and to the Patent Rights and the Trademarks and that, within the License Field, no such rights are licensed from a Third Party;

(ii)
Licensor, within the License Field, has not at any time disposed of any Patent Rights or Trademarks whether by selling, assignment, license grant or otherwise and that it has the right to grant the exclusive licenses granted to Licensor in this Agreement. Licensor further has not granted any license under the Patent Rights or the Trademarks to any Third Party that would conflict with the licenses granted to Licensee hereunder and is under no obligation to grant any such license;

(iii)
no patent or patent application included in the Patent Rights is the subject of any pending reexamination, reissue, interference, opposition, cancellation or other protest proceedings or legal disputes. No Trademark is the subject of any opposition or cancellation proceedings or other protest proceedings or legal disputes;

(iv)	Licensor is the sole owner of the IND, free and clear of all liens, claims and encumbrances;

(v)
no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or threatened by any government authority or other person with respect to any alleged violation by Licensor related to the Product; and

(vi)	Licensor has paid all user fees and all other fees and payments due as of the Effective Date necessary in connection with the filing of the IND.

10.4
No Third-Party Infringement. Licensor represents and warrants that to its knowledge there are no restrictions or limitations on the Licensor's Patent Rights and Trademarks and that there has been, by the Effective Date, no conflict with, or infringement or threatened or likely infringement directed to Licensor of any of the Licensor's Patent Rights, Know-How or Trademarks. Licensor makes no representation or warranty that the manufacture, use, importation or sale of the Product by Licensee or its Affiliates, Distributors or Sublicensees or their customers will not constitute an infringement of the intellectual property rights of others. Licensor makes no representations, extends no warranties of any kind, either express of implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and assumes no responsibility whatever with respect to design, development, manufacture, use, sale, importation or other disposition of the Product by Licensee, its Affiliates, Distributors or Sublicensees to their respective customers.

10.5
Liability Limitation. Notwithstanding anything herein to the contrary, in no event shall either Party be liable to the other Party for lost profits or indirect, incidental, special, consequential or punitive damages resulting from this Agreement. For the avoidance of doubt, Licensor does not assume any liability under this Agreement as to the fitness of the Product for a particular use or the marketability of the Product.

11.	TERM AND TERMINATION

11.1
Term. This Agreement shall enter into force on the Effective Date and shall remain in effect, on a country by country basis, until the date on which all Valid Claims included in the Patent Rights of such country have expired, unless this Agreement is terminated earlier in accordance with this Section 11.

11.2	Ordinary Termination. Licensee may terminate this Agreement by giving nine (9) months' advance notice to Licensor.

11.3	Termination with Immediate Effect. This Agreement may be terminated with immediate effect:

(i)	by Licensor if Licensee fails to perform the Initial Milestone Payment when due;

(ii)	by Licensor if Licensee fails to file the NDA pursuant to Section 4.2(i);

(iii)
by Licensor, if the Net Sales of all Products do not reach or [***]in the second Royalty Period; provided, however, that Licensor refunds to Licensee the clinical development costs of the Product up to [***] which Licensee can show by written evidence (a) have been incurred by Licensee and (b) are directly attributable to the development of the Product; in the event the FDA requires a clinical end point study as provided in Section 4.2(i), such [***];

(iv)
by Licensor if the Net Sales of all Products do not reach or exceed [***]in the fourth Royalty Period; provided, however, that Licensor refunds to Licensee the clinical development costs of the Product up to a maximum of [***] which Licensee can show by written evidence (a) have been incurred by Licensee and (b) are directly attributable to the development of the Product; in the event the FDA requires a clinical end point study as provided in Section 4.2(i), such maximum shall be [***];

(v)
by Licensor if Licensee develops, manufactures or commercializes a product which Licensor reasonably considers to substitute the Product in any country of the License Territory where a Valid Claim exists;

(vi)	by Licensor if Licensee directly or indirectly challenges the validity of any Patent Right or Trademark;

(vii)
subject to Licensor's right to immediate termination according to Sections 11.3(i) and 11.3(ii), by the non-defaulting Party if the other Party defaults in the performance of any of its material obligations under this Agreement to an extent that renders continuation of this Agreement unacceptable for the non-defaulting Party and if such default has not been cured within ninety (90) days after notification of the defaulting Party; "material obligation" shall include, without limitation, Licensee's obligations pursuant to Sections 4.2(ii), 5.1(iii) and 5.1(iv); and

(viii)	by Licensor in the event of bankruptcy, receivership, insolvency or assignment for the benefit of creditors of Licensee.

11.4
Partial Termination. This Agreement automatically terminates in those countries of the License Territory where Licensee has not filed Marketing Authorizations within [***] after the filing date of the NDA pursuant to Section 4.2(iii). In respect of the countries concerned by such partial termination, the provisions set forth in Section 11.6 shall apply correspondingly.

11.5
Change of Licensee's Ownership. If Licensee is acquired by a share or asset deal by a Third Party before the Royalty Ceiling has been reached, Licensee has the option to (i) pay, at the same time Licensee's acquisition is executed, to Licensor the difference between the Royalty Ceiling and the cumulative Royalties effectively paid up to that time, whereupon no further Royalties shall be due, or (ii) terminate this Agreement with immediate effect after the execution of Licensee's acquisition without any duty of Licensor to compensate for Licensee's clinical development costs of the Product.

11.6	Effects of Termination. Upon termination of this Agreement in accordance with Section 11.2, 11.3, 11.4 or 11.5(ii):

(i)	Licensee shall immediately cease all (a) use of the rights and licenses granted under this Agreement and (b) Transfer of the Product;

(ii)	each Party shall immediately return the Confidential Information of the other Party;

(iii)
all Marketing Authorizations including, without limitation, any related application documents held by Licensee shall immediately be transferred to Licensor, whereby such transfer shall be arranged for by Licensee in due time in order that such transfer can be effected by the date the termination becomes effective;

____________________

[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

(iv)	ownership of all trademarks and other intellectual property attributable to the Product and held by Licensee shall immediately be transferred to Licensor;

(v)	all Royalties and other payments accrued or due to Licensor as of the termination date shall become immediately payable; and

(vi)
Licensor has the option to acquire Licensee's remaining inventory of the Product at Licensee's cost price. If Licensor does not exercise such option within fourteen (14) days after termination of this Agreement, Licensee is granted a period of six (6) months from the date of termination of this Agreement during which it may sell its remaining inventory of the Product; provided, however, that it (a) sells such inventory in a manner substantially similar to the manner in which it was selling the Product prior to the termination of this Agreement and (b) pays to Licensor any Royalties accruing on sales of such Product in accordance with Section 5 hereof.

11.7
Effects of Termination on Sublicenses and Distributors. Any sublicenses granted by Licensee under this Agreement as well as any agreements with any Distributors shall provide for termination or assignment to Licensor of Licensee's interest therein at the option of Licensor upon termination of this Agreement.

11.8
Survival. Expiration or termination of this Agreement for any reason shall neither release either Party from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party which is expressly stated elsewhere in this Agreement to survive such termination. Sections 7.5, 7.6, 9, 11.6, 11.7, 12.7 and 13 shall survive expiration or termination of this Agreement.

12.	MISCELLANEOUS

12.1
Notices. All notices or other communications between the Parties in connection with this Agreement shall be made in writing and sent by registered mail or a recognized courier service to the addresses listed on the first page of this Agreement or such other address as the addressee shall have specified in a notice actually received by the addressor.

12.2
Costs, Expenses and Taxes. Except as otherwise provided in this Agreement, all costs, expenses and taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs, expenses and taxes.

12.3
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other prior written and oral agreements of the Parties relating thereto.

12.4
Amendment; Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by the Parties. No failure of a Party to exercise a contractual right or to insist on strict compliance with this Agreement, and no practice at variance with the terms of this Agreement shall constitute a waiver of the right to demand strict compliance and shall not impair the rights with respect to any subsequent breach of this Agreement.

12.5
Severability. If any provision of this Agreement is found invalid or unenforceable, the remainder of this Agreement remains in full force and effect. The invalid or unenforceable provision shall be replaced by such valid and enforceable provision attaining as nearly as possible the same economic effect.

12.6
Assignment. So long as the Royalty Ceiling is not achieved in accordance with Section 5.4 or 11.5, Licensee may not transfer or assign its rights and obligations under this Agreement without the prior written consent of Licensor. Licensor shall not be restricted to assign or transfer the Patent Rights, the Trademarks, this Agreement or any of its rights and obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.7
Confidentiality. The Parties shall keep the Confidential Information and the contents of this Agreement strictly confidential. All public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after the Parties have agreed on the contents of such public announcements or press releases.

12.8	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same instrument.

12.9
Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the control of the affected Party, such as fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or acts of God.

12.10
Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Licensor nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland, without giving effect to any conflict of law provisions thereof.

13.2
Dispute Resolution. Any dispute arising out of or in relation to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Paris, France, and the arbitration proceedings shall be held in English. The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall nominate in the request for arbitration and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as the chairman of the arbitration tribunal. If a Party fails to nominate its arbitrator or if the Parties cannot agree on the person to be named as chairman within sixty (60) days, the International Chamber of Commerce in Paris, France, shall make the necessary appointment of arbitrator or chairman.

[signature page follows]

Place / date	Place / date

November 20, 2007	November 20, 2007

M & P Patent AG	Urigen Pharmaceuticals, Inc.

/s/ Udo Mattern	/s/ Terry Nida
Chairman and CEO	COO

Annexes

Annex 1                      Development Plan

Annex 2                      Patent Rights

Annex 3                      Specification of the device 3319F-B03B60

Annex 4                      Specification of the testosterone-preparation ref. no. 291007

Annex 5                      Licensor's equipment

K:\mandate\118184\license agreement\071115 license agreement urigen.doc

Annex 1 - Development Plan

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Annex 2 - Patent Rights

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[***]Annex 3 - Specification of the device 3319F-B03B60

[***]

Annex 4 - Specification of the testosterone-preparation ref. no. 291007

[***]

Annex 5 - Licensor's equipment

Amount	Description	Specification
6 (six)	Tank for transport and storage of bulk mixture	250 litre, stainless steel, no. GST 250
1 (one)	Tool for BFS filling and packaging	3 x 10 moulds, design no. 3319F-B03B60

[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.